Exhibit 99.1

Contacts:	Evan Pondel
Rick Kline	PondelWilkinson, Inc.
IPC The Hospitalist Company, Inc.	(310) 279-5980
(818) 766-3502	epondel@pondel.com

IPC The Hospitalist Company Reports 2013 First Quarter Results

— Company Achieves Record Level Patient Encounters, Revenues and Adjusted Earnings Per Share—

North Hollywood, CA— April 24, 2013—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the first quarter ended March 31, 2013. Income from operations, net income and diluted earnings per share have all been adjusted to exclude the change in fair market value of contingent consideration.

First Quarter 2013 Highlights (comparisons are to first quarter 2012):

•	Net revenue increased 18% to $153.1 million

•	Patient encounters increased to an all-time high of 1,576,000, a 16% increase

•	Adjusted income from operations increased 17% to $16.0 million

•	Adjusted net income increased 15% to $9.8 million, or $0.57 adjusted diluted earnings per share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “We achieved strong results for the quarter, including net revenue growth of 18%, same-market net revenue growth of 14%, and a corresponding growth in adjusted diluted earnings per share of 13%. We benefited from the acquisitions we completed in the second half of 2012, as well as the continued growth in both our acute and post-acute lines of business. As of quarter-end, we had 1,456 providers, an increase of 15% since first quarter of prior year.”

Dr. Singer added, “Our most recent results reflect a durable and proven growth strategy that attracts physicians and delivers ongoing value. We remain focused on continuing to implement our growth plan in 2013.”

2013 First Quarter

Patient encounters for the three months ended March 31, 2013 increased by 221,000, or 16.3%, to 1,576,000, compared with 1,355,000 for the same period in the prior year. Net revenue for the three months ended March 31, 2013 was $153.1 million, an increase of $23.3 million, or 18.0%, from $129.8 million for the same period in the prior year. Of this $23.3 million increase, 77% was attributable to same-market area growth, including tuck-in acquisitions and new hires, and 23% was attributable to revenue generated from operations in new markets. Same-market revenue increased 13.9%, same-market encounters increased 12.1% and same market patient revenue per encounter increased 1.9%. The 1.9% increase is largely due to a combination of Medicare fee schedule rate increases and Medicaid parity. Medicaid parity represents an increase in Medicaid payments up to Medicare reimbursement levels for 2013 and 2014 in accordance with the Patient Protection and Affordable Care Act of 2010, as amended.

Physician practice salaries, benefits and other expenses for the three months ended March 31, 2013 were $112.1 million, or 73.2% of net revenue, compared with $95.1 million or 73.3% of net revenue, for the same period in the period year. The dollar increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period.

General and administrative expenses increased $3.7 million, or 18.7%, to $23.8 million, or 15.6% of net revenue, for the three months ended March 31, 2013, compared with $20.1 million, or 15.5% of net revenue, for the three months ended March 31, 2012. The increase in expense is primarily the result of increased costs to support the continuing growth of operations, including new regional office costs and other expenses. Excluding stock-based compensation, general and administrative expenses were 14.4% of revenue for the three months ended March 31, 2013, compared to 14.3% of revenue for the same period of 2012.

The net change in fair value of contingent consideration for acquisitions (“net change in fair value”) was a $1.1 million credit to expense for the three months ended March 31, 2013, compared to a $0.1 million increase to expense for the same period in the prior year. Because the fair value of contingent consideration is generally based on a certain multiple of operating results of the acquired practices during a certain measurement period, a relatively small change in projected operating results can result in a large change to the fair value of such contingent consideration.

Adjusted income from operations, which excludes the net change in fair value, for the first quarter of 2013 increased 16.5%, to $16.0 million, or an adjusted operating margin of 10.5%, compared to $13.8 million adjusted income from operations, or an adjusted operating margin of 10.6% for the same period in the prior year.

The effective tax rate for the three months ended March 31, 2013 was 38.3%, compared with 37.5% for the same period in the prior year. The increase in the overall effective tax rate was primarily related to a change in state tax laws in November 2012.

Adjusted net income, which excludes the net change in fair value, for the first quarter of 2013 increased 14.9%, to $9.8 million, or a 6.4% adjusted net income margin, compared to $8.6 million adjusted net income, or a 6.6% adjusted net income margin, for the same period in the prior year.

Adjusted diluted earnings per share, which excludes the net change in fair value, increased 13.1% to $0.57 for the first quarter of 2013, compared to $0.51 adjusted diluted earnings per share for the same period in the prior year. In accordance with GAAP, which includes the net change in fair value, diluted earnings per share for the quarter was $0.61, compared to $0.50 for the prior year quarter.

See “Reconciliation of Non-GAAP Financial Measures” below for explanations of the non-GAAP financial measures adjusted income from operations, adjusted net income and adjusted diluted earnings per share, and a reconciliation of these non-GAAP financial measures to GAAP.

Liquidity and Capital Resources

As of March 31, 2013, IPC had approximately $75.8 million in liquidity, composed of $21.0 million in cash and cash equivalents, and an available line of credit of $54.8 million. IPC had borrowings of $20.0 million from its line of credit outstanding at March 31, 2013. In April 2013, the Company repaid $7.5 million of its outstanding revolving line of credit.

Net cash provided by operating activities for the three months ended March 31, 2013 was $13.9 million compared to $14.9 million for the same period in 2012. The changes in working capital during the three months ended March 31, 2013 was largely related to an increase in accounts receivable of $12.1 million, a decrease in prepaid expenses and other current assets of $4.2 million, an increase in accrued compensation of $4.8 million primarily related to timing of payrolls and physician bonus payments, and an increase in accounts payable and accrued liabilities of $3.8 million. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 53 DSO as of March 31, 2013 compared with 52 DSO as of December 31, 2012.

Net cash used in investing activities was $10.8 million for the three months ended March 31, 2013, compared to $27.3 million for the same period in 2012. Cash of $9.7 million was used in the first quarter of 2013 for physician practice acquisitions and contingent payments on prior acquisitions compared to $26.2 million in the same period of prior year.

For the three months ended March 31, 2013, net cash provided by financing activities was $1.7 million, compared with $17.0 million provided by financing activities for the same period in 2012. In March 2012, IPC borrowed $15.0 million from its line of credit to fund new acquisitions and pay for contingent consideration related to its acquired practices.

2013 Guidance

The Company reaffirms its guidance for the full year 2013 and expects revenue to be in the range of $597 million to $607 million and adjusted diluted earnings per share to be in the range of $2.15 to $2.25. The Company has provided this outlook based on assumptions of (i) weighted average shares outstanding of 17.2 million for the year, (ii) a 38.3% effective tax rate, (iii) $7.3 million in stock based compensation expense, and (iv) $4.9 million in depreciation and amortization expense. Not included in the assumptions are (i) new market acquisitions completed after today’s date, or (ii) future gains or losses related to changes in the fair value of contingent consideration of acquired practices.

Reconciliation of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures related to income from operations, net income and diluted earnings per share. During the three months ended March 31, 2013 and 2012, IPC reported change in fair value of contingent consideration for acquired practices as operating expense pursuant to GAAP, which is referred to in this press release as the “net change in fair value of contingent considerations” or “net change in fair value’.

The fair value of accrued contingent consideration is determined using the income approach for estimating future consideration to be paid based on projected earnings of acquired practices as of specified measurement dates. Because accrued contingent consideration is generally based on a certain multiple of earnings of the acquired practices during a specified measurement period, a relatively small change in such projected earnings may result in a material change to the fair value of such contingent consideration liability with a corresponding adjustment to income from operations.

During the first quarter of 2013, IPC recorded a credit to expense of $1.1 million as a net change in fair value of contingent consideration, compared with an increase to expense of $0.1 million for the same period in the prior year.

In this press release, income from operations, net income and diluted earnings per share have been adjusted to exclude the amount of the net change in fair value of contingent consideration. IPC believes that these non-GAAP financial measures are useful to management and investors reviewing financial and business trends related to its results of operations, and that when these non-GAAP financial measures are viewed with GAAP financial measures, investors are provided with a meaningful understanding of IPC’s ongoing operating and financial performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. The following unaudited table reconciles non-GAAP financial information to net income per diluted share, which IPC believes are the most comparable GAAP measures (dollars in thousands, except for per share data):

	Quarter Ended March 31, 2013			Quarter Ended March 31, 2012
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$17,139	$(1,093)	$16,046	$13,689	$84	$13,773
Investment income	2		2	4		4
Interest expense	(115)		(115)	(82)		(82)

Income before income taxes	17,026	(1,093)	15,933	13,611	84	13,695
Income tax provision (benefit)	6,521	(419)	6,102	5,105	32	5,137

Net income	10,505	(674)	9,831	8,506	52	8,558

Per share data (diluted):	$0.61	$(0.04)	$0.57	$0.50	$0.01	$0.51

Weighted average shares (diluted):	17,125,940		17,125,940	16,860,655		16,860,655

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). A live webcast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed at the same site beginning April 24, 2013 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until May 24, 2013 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians and non-physician providers;

•	IPC’s ability to successfully identify, complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	March 31, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,007	$16,214
Accounts receivable, net	91,748	79,612
Insurance receivable for malpractice claims - current portion	10,437	9,719
Prepaid expenses and other current assets	13,036	17,284

Total current assets	136,228	122,829
Property and equipment, net	6,073	5,763
Goodwill	244,836	240,009
Other intangible assets, net	1,907	2,133
Deferred tax assets, net	250	250
Insurance receivable for malpractice claims - less current portion	18,338	17,074

Total assets	$407,632	$388,058

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$8,096	$4,257
Accrued compensation	33,411	28,615
Payable for practice acquisitions	23,206	29,038
Medical malpractice and self-insurance reserves, current portion	11,090	10,350
Deferred tax liabilities	1,506	1,506

Total current liabilities	77,309	73,766
Long-term debt	20,000	20,000
Medical malpractice and self-insurance reserves, less current portion	40,062	37,921

Total liabilities	137,371	131,687
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,753,021 and 16,694,215 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	17	17
Additional paid-in capital	154,096	150,711
Retained earnings	116,148	105,643

Total stockholders’ equity	270,261	256,371

Total liabilities and stockholders’ equity	$407,632	$388,058

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Net revenue	$153,091	$129,793
Operating expenses:
Cost of services - physician practice salaries, benefits and other	112,068	95,098
General and administrative	23,823	20,074
Net change in fair value of contingent consideration	(1,093)	84
Depreciation and amortization	1,154	848

Total operating expenses	135,952	116,104

Income from operations	17,139	13,689
Investment income	2	4
Interest expense	(115)	(82)

Income before income taxes	17,026	13,611
Income tax provision	6,521	5,105

Net income	$10,505	$8,506

Net income per share:
Basic	$0.63	$0.52

Diluted	$0.61	$0.50

Weighted average shares:
Basic	16,703,369	16,505,047

Diluted	17,125,940	16,860,655

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Operating activities
Net income	$10,505	$8,506
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,154	848
Stock-based compensation expense	1,735	1,464
Net change in fair value of contingent consideration	(1,093)	84
Changes in assets and liabilities:
Accounts receivable	(12,136)	(8,198)
Prepaid expenses and other current assets	4,248	2,725
Accounts payable and accrued liabilities	3,839	3,006
Accrued compensation	4,796	5,584
Medical malpractice and self-insurance reserves, net	899	913

Net cash provided by operating activities	13,947	14,932

Investing activities
Acquisitions of physician practices	(9,691)	(26,222)
Purchase of property and equipment	(1,113)	(1,105)

Net cash used in investing activities	(10,804)	(27,327)

Financing activities
Proceeds from long-term debt, net	—	15,000
Net proceeds from issuance of common stock	1,333	1,777
Excess tax benefits from stock-based compensation	317	186

Net cash provided by financing activities	1,650	16,963

Net increase in cash and cash equivalents	4,793	4,568
Cash and cash equivalents, beginning of period	16,214	17,752

Cash and cash equivalents, end of period	$21,007	$22,320

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of our patient encounters for the five consecutive quarters ended March 31, 2013:

	Quarter Ended
	Mar 31 2012	Jun 30 2012	Sep 30 2012	Dec 31 2012	Mar 31 2013
Patient encounters	1,355	1,345	1,349	1,447	1,576

Employee Data:

The following is a summary of our affiliated hospitalists employed at the end of five consecutive quarters ended March 31, 2013:

	Quarter Ended
	Mar 31 2012	Jun 30 2012	Sep 30 2012	Dec 31 2012	Mar 31 2013
Employed physicians	997	976	1,015	1,096	1,096
Nurse practitioners and physician assistants	268	275	286	322	360

Total	1,265	1,251	1,301	1,418	1,456